QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

P & F INDUSTRIES, INC.

Subsidiaries of the Registrant

Embassy Industries, Inc., a New York Corporation

        d/b/a Embassy Industries, Inc.

Franklin Manufacturing Corporation

Florida Pneumatic Manufacturing Corporation, a Florida Corporation

        d/b/a Florida Pneumatic Manufacturing Corporation

Universal Tool

Pipemaster

Berkley Tool

Green Manufacturing, Inc., a Delaware Corporation

        d/b/a Green Manufacturing, Inc.

QuickLinks

P & F INDUSTRIES, INC.